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                                                                   EXHIBIT 23

Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866






February 20, 1996


Board of Directors
Sentry Life Insurance Company
1800 North Point Drive
Stevens Point, WI 54481

Re:   Opinion of Counsel - Sentry Variable Account II

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of "Form 24F-2" with respect to Sentry Variable Account II.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

     1. Sentry Variable Account II is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to
Section 8(a) of the Act.

     2. Upon the acceptance of purchase payments made by a contract owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such contract owner will have a legally-issued, fully paid and non-assessable contractual interest in Sentry Variable Account II.

This opinion is limited solely in its use as an exhibit to your Form 24F-2 pursuant to Rule 24f-2.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.



By:/s/LYNN KORMAN STONE
   --------------------------------
       Lynn Korman Stone